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                        AMENDMENT TO EMPLOYMENT AGREEMENT



                                                                  August 2, 1999



Mr. Henry R. Silverman
Cendant Corporation
9 West 57th Street, 37th Floor
New York, New York  10019

Dear Mr. Silverman:

                  Reference is hereby made to that certain employment agreement, dated as of June 30, 1996, as amended to date, by and between Cendant Corporation (formerly HFS Incorporated) (the "Company") and you (the "Agreement"). Capitalized terms used in this letter shall have the meanings assigned to them in the Agreement unless otherwise defined herein. For good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and you therefore agree that the Agreement is hereby amended as follows, effective as of August 2, 1999.

                  1. A new Section 4(h) is hereby added to the Agreement, to read as follows:

                  "(h) Life Insurance Benefits. The Company shall acquire, and throughout the period ending August 31, 2009 (or, if earlier, the date of Executive's death) shall cause to remain in effect (notwithstanding the previous termination or expiration of this Agreement), one or more term life insurance policies on the life of the Executive in the aggregate face amount of $100 million. Payment of all premiums under such policies shall be the sole responsibility of the Company. Executive shall have the right to designate the beneficiary or beneficiaries under such policies."


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Mr. Henry R. Silverman
August 2, 1999
Page 2



                  2. A new Section 6(a)(v) is hereby added to the Agreement, to read as follows:

                  "(v) Certain Lifetime Benefits and Obligations. If the Executive's employment is terminated by the Company, other than as set forth in paragraphs (i) or (iii) of this Section 6(a), or if the Executive voluntarily resigns his employment under this Agreement in connection with a breach of this Agreement by the Company or at the expiration of the term of this Agreement, then (1) the Company shall provide to the Executive, for the remainder of his life on a basis no less favorable than was provided to him during his employment, the facilities, services and other perquisites provided to Executive by the Company (including, but not limited to, office and clerical support, executive transportation services (including use of the corporate owned or leased aircraft or charter equivalent thereof on identical terms as those in effect during Executive's employment by the Company), security services, continued access to other general facilities and services and reimbursement for any properly documented business expenses incurred on behalf of the Company), and (2) for the remainder of his life, the Executive shall keep himself reasonably available to render such advice and perform such consulting services on behalf of the Company as may be reasonably requested by the chief executive officer of the Company (provided that the Executive shall not be required to render such advice or perform such services on more than thirty (30) days in any calendar year), in consideration for which the Executive shall receive monthly payments from the Company in the amount of

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Mr. Henry R. Silverman
August 2, 1999
Page 3



         $30,000 (which amount shall be adjusted annually to reflect the increase in the Consumer Price Index for the preceding calendar year)."

         This letter is intended to constitute an amendment to the Agreement and, as amended hereby, the Agreement shall remain in full force and effect. In order to evidence your agreement with the provisions of this letter, please sign and return the enclosed copy of this letter, which shall constitute a binding agreement between us.


                                    CENDANT CORPORATION


                                    By:______________________
                                       Name:
                                       Title:



Accepted and Agreed to as
of the date first above
written:


-------------------------
Henry R. Silverman